UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 1999

JDS Uniphase Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-22874	94-2579683
(Commission File Number)	(IRS Employer Identification Number)

163 Baypointe Parkway
San Jose, California   95134
(Address of principal executive offices including zip code)

(408) 434-1800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

This form 8-K/A amends Form 8-K filed with the Securities and Exchange Commission on November 5, 1999 (the "Original Form 8-K") by including the financial statements and pro forma financial information referred to below.

Item 5. Other Events

JDS Uniphase Corporation (JDS Uniphase) has included herein the consolidated financial statements of Optical Coating Laboratory, Inc. (OCLI) for the years ended October 31, 1998, 1997 and 1996 and pro forma financial information giving effect to the proposed merger between JDS Uniphase and OCLI.

Item 7. Financial Statements, Pro Forma Information and Exhibits

(a) Financial Statements of Business Acquired

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES

INDEX

Report of Independent Auditors of Optical Coating Laboratory, Inc

Report of Independent Auditors of Flex Products, Inc

Consolidated Balance Sheets as of October 31, 1998 and 1997

Consolidated Statements of Income for the fiscal years ended October 31, 1998, 1997 and 1996

Consolidated Statements of Cash Flows for the fiscal years ended October 31, 1998, 1997 and 1996

Consolidated Statements of Stockholders' Equity and Comprehensive Income for the fiscal years ended October 31, 1998, 1997 and 1996

Notes to Consolidated Financial Statements

INDEPENDENT AUDITORS' REPORT

Board of Directors
Optical Coating Laboratory, Inc.
Santa Rosa, California

We have audited the accompanying consolidated balance sheets of Optical Coating Laboratory, Inc. and subsidiaries (the "Company") as of October 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Flex Products, Inc., a consolidated subsidiary for the years ended October 31, 1997 and 1996, whose assets represent 12% of consolidated total assets at October 31, 1997, and whose total revenues for the years ended October 31, 1997 and 1996 represent 18% and 15% respectively, of consolidated revenues. The financial statements of Flex Products, Inc. for the years ended October 31, 1997 and 1996, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Flex Products, Inc., is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Optical Coating Laboratory, Inc. and its subsidiaries at October 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
December 22, 1998
(January 8, 1999 as to paragraph 8 of Note 6,
May 26, 1999 as to Note 15 and
November 3, 1999 as to Note 16)

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Flex Products, Inc.
Santa Rosa, California

We have audited the balance sheet of Flex Products, Inc. (the "Company"), a joint venture of Optical Coating Laboratory, Inc. and SICPA Holding S.A., as of November 2, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended November 2, 1997 and November 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

These financial statements have been prepared on a historical basis of accounting and do not reflect any purchase accounting adjustments recorded by Optical Coating Laboratory, Inc. as a result of their acquisition of a majority interest in Flex Products, Inc. as of May 8, 1995.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flex Products, Inc. as of November 2, 1997, and the results of its operations and its cash flows for the years ended November 2, 1997 and November 3, 1996 in conformity with generally accepted accounting principles.

KPMG LLP

San Francisco, California
November 26, 1997

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

As of October 31, 1998 and 1997
(Dollars in thousands, except per share amounts)

                                                              1998    1997
                                                            -------- --------
                        ASSETS

Current assets:
     Cash and cash equivalents............................. $ 40,880 $ 15,217
     Accounts receivable, net of allowance for
      doubtful accounts of $1,831 and $1,884...............   38,585   34,923
     Inventories...........................................   25,233   22,829
     Income taxes receivable...............................               504
     Deferred income tax assets............................    9,311    6,853
     Other current assets..................................    1,822    1,707
                                                            -------- --------
            Total Current Assets...........................  115,831   82,033

Other assets:
     Deferred income tax assets............................      716      --
     Other assets and investments..........................    4,151    8,243
     Property, plant and equipment held for sale...........    3,183      --

Property, plant and equipment:
     Land and improvements.................................    9,116    9,225
     Buildings and improvements............................   36,171   41,944
     Machinery and equipment...............................  123,261  121,717
     Construction-in-progress..............................   12,722    9,525
                                                            -------- --------
                                                             181,270  182,411

     Less accumulated depreciation.........................  (91,565) (89,194)
                                                            -------- --------
      Property, plant and equipment-net....................   89,705   93,217
                                                            -------- --------
            Total Assets................................... $213,586 $183,493
                                                            ======== ========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable...................................... $  8,423 $ 14,301
     Accrued expenses......................................    9,935    6,854
     Accrued compensation expenses.........................   10,365    8,752
     Income taxes payable..................................      708      339
     Current maturities on long-term debt..................    6,026    7,888
     Notes payable.........................................    4,483      381
     Deferred revenue......................................      761      900
                                                            -------- --------
            Total current liabilities......................   40,701   39,415

Noncurrent liabilities:
     Accrued postretirement health benefits
      and pension liabilities..............................    2,241    2,040
     Deferred income tax liabilities.......................    3,528      785
     Long-term debt........................................   52,373   40,975
     Minority interest.....................................   12,520   13,315
     Commitments and contingencies (Note 13)

Stockholders' equity:
     Preferred stock - Series C;
      8% cumulative, convertible, redeemable; issued
      and outstanding 6,250 shares at October 31, 1997.....             5,559
     Common stock, $.01 par value; authorized
      30,000,000 shares; issued and outstanding
      12,087,000 and 10,599,000 shares.....................      121      106
     Paid-in capital.......................................   69,993   55,723
     Retained earnings.....................................   31,951   26,217
     Accumulated other comprehensive income ...............      158     (642)
                                                            -------- --------
       Stockholders' Equity................................  102,223   86,963
                                                            -------- --------
            Total Liabilities and Stockholders'
               Equity...................................... $213,586 $183,493
                                                            ======== ========

The accompanying notes are an integral part of these financial statements.

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

Fiscal Years ended October 31, 1998, 1997 and 1996
(Dollars in thousands, except per share amounts)

                                                     1998     1997     1996
                                                   -------- -------- --------
Revenues:
     Revenues..................................... $255,624 $217,829 $189,195
     Cost of sales................................  169,670  143,207  126,769
                                                   -------- -------- --------
           Gross Profit...........................   85,954   74,622   62,426

Costs and expenses:
     Operating Expenses:
      Research and development....................   17,137   14,903   11,733
      Selling and administrative..................   43,926   42,836   37,145
      Impairment loss.............................    8,628      --       --
      Restructuring expenses......................      586      --       --
      Amortization of intangibles.................      805      936    1,146
                                                   -------- -------- --------
        Total Operating Expenses..................   71,082   58,675   50,024
                                                   -------- -------- --------

          Income from Operations..................   14,872   15,947   12,402

     Nonoperating Income (Expense):
      Interest income.............................      769      461      379
      Interest expense, net.......................  (3,615)  (4,030)  (3,524)
                                                   -------- -------- --------

          Income before Provision for
           Income Taxes and Minority Interest.....   12,026   12,378    9,257
     Provision for income taxes...................    3,336    4,622    3,425
     Minority interest............................    1,351      631      636
                                                   -------- -------- --------
           Net Income.............................    7,339    7,125    5,196

      Dividend on convertible redeemable
       preferred stock............................      250      693      960
                                                   -------- -------- --------

           Net Income Applicable to Common
             Stock................................ $  7,089 $  6,432 $  4,236
                                                   ======== ======== ========

      Net Income Per Share, Basic................. $    .62 $    .63 $    .44
                                                   ======== ======== ========

      Net Income Per Share, Diluted............... $    .59 $    .60 $    .41
                                                   ======== ======== ========

       Weighted average number of common shares
       used to compute basic earnings per share...   11,388   10,191    9,629
                                                   ======== ======== ========

       Weighted average number of common shares
       used to compute diluted earnings per share..  11,999   10,673   10,301
                                                   ======== ======== ========

The accompanying notes are an integral part of these financial statements.

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal Years ended October 31, 1998, 1997 and 1996
(Dollars in thousands)

                                                     1998     1997     1996
                                                   -------- -------- --------
OPERATIONS
    Cash Flows From Operations:
     Cash received from customers................. $213,634 $194,375 $191,665
     Interest received............................      684      455      258
     Cash paid to suppliers and employees......... (185,268)(165,033)(165,565)
     Interest paid................................   (3,112)  (5,345)  (5,196)
     Income taxes paid, net of refunds............     (572)  (4,316)    (954)
                                                   -------- -------- --------
        Net Cash Provided By Operations...........   25,366   20,136   20,208
                                                   -------- -------- --------

INVESTMENTS
    Cash Flows From Investments:
     Purchase of plant and equipment.............. (16,341) (17,231) (30,530)
     Purchase of minority shareholder's
        interest in OCLI-Asia.....................    (738)     --       --
     Proceeds from sale-leaseback of new
        equipment.................................     --       --    18,940
                                                   -------- -------- --------
        Net Cash Used For Investments............. (17,079) (17,231) (11,590)

FINANCING
    Cash Flows From Financing:
     Proceeds from long-term debt.................   42,276    5,416    8,596
     Proceeds from notes payable..................    3,978        6        8
     Proceeds from exercise of stock options......    7,321    2,247    1,713
     Investment by minority interest holder.......      --     1,440      --
     Repayment of long-term debt..................  (32,913)  (8,311)  (7,019)
     Repayment of notes payable...................      --    (2,400)     --
     Repayment of note to minority interest
        holder....................................   (1,801)     (76)    (413)
     Payment of dividend on preferred stock.......     (208)    (693)    (960)
     Payment of dividend on common stock..........   (1,355)  (1,199)  (1,153)
                                                   -------- -------- --------
        Net Cash Provided By (Used For)
          Financing...............................   17,298   (3,570)     772
                                                   -------- -------- --------
Effect of exchange rate changes on cash...........       78     (145)      35
                                                   -------- -------- --------
     Increase (decrease) in cash and cash
          equivalents.............................   25,663     (810)   9,425
     Cash and cash equivalents at beginning
          of year.................................   15,217   16,027    6,602
                                                   -------- -------- --------
          year.................................... $ 40,880 $ 15,217 $ 16,027
                                                   ======== ======== ========
ADJUSTMENTS:
      Reconciliation of NetIncome to Cash Flows
       From Operations:

         Net income............................... $  7,339  $ 7,125  $ 5,196
           Adjustments to reconcile net income
            to net cash provided by operations:
             Depreciation and amortization........   13,129   12,784   13,669
             Impairment loss......................    8,628
             Restructuring expenses...............      586
             Minority interest in earnings of
              subsidiaries........................    1,351      631      636
             Loss on disposal of equipment........    1,467    1,412    1,356
             Net book value of coating machine
               sold...............................                        880
             Accrued postretirement health
               benefits...........................      200     (226)     184
             Deferred income tax liabilities......    2,858   (1,014)    (468)
             Other non-cash adjustments to net
              income..............................      (11)     (97)    (681)

             Changes in:
               Accounts receivable................   (3,363)  (8,012)   1,378
               Inventories........................   (2,299)  (4,623)  (3,030)
               Income taxes receivable and
                 income tax payable ..............    3,110     (328)   1,357
               Deferred income tax assets.........   (3,267)   2,715    1,645
               Other current assets and other
                assets and investments............     (911)     136      716
               Accounts payable, accrued expenses
                and accrued compensation expenses.   (3,312)   9,979   (3,094)
               Deferred revenue...................     (139)    (346)     464
                                                   -------- -------- --------
               Total adjustments..................   18,027   13,011   15,012
                                                   -------- -------- --------
                Net Cash Provided By Operations... $ 25,366  $20,136  $20,208
                                                   ======== ======== ========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

The Company recorded capital leases of $1.2 million and $2.0 million in fiscal 1998 and 1997 to finance the hardware, software and some of the integration costs of an Enterprise Resource Planning System for which implementation began in 1998. Lease terms run through 2004 with payments totaling approximately $67,000 per month.

In fiscal 1998, 1997 and 1996, common stock, with an aggregate fair market value of $86,000, $51,000 and $52,000 was awarded to the Company's outside directors as remuneration.

In fiscal 1997, 5,750 shares of 8% Series C Convertible Redeemable Preferred Stock, plus accrued dividends of $74,000 were converted into 555,000 shares of Company common stock.

In fiscal 1998, pursuant to a call for redemption by the Company, the 6,250 shares of 8% Series C Convertible Redeemable Preferred Stock outstanding plus accrued dividends of $42,000 were converted into 599,000 shares of Company common stock.

During fiscal 1998, 1997 and 1996, the Company issued 39,292, 14,601 and 39,880 shares of common stock to the OCLI 401(k)/Employee Stock Ownership Plan at fair market value to satisfy a portion of its Company contribution.

The accompanying notes are an integral part of these financial statements.

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

Fiscal Years ended October 31, 1998, 1997 and 1996
(Amounts in thousands)

                           Preferred   Common                        Accumulated
                            Stock       Stock                           Other
                           ----------  ----------  Paid-in  Retained   Compre-
                           Shares Amt  Shares Amt  Capital  Eearnings  hensive
                                                                        Income
                           ---  ------- ------  ---  ------- --------- ---------
BALANCE AT NOVEMBER 1,
  1995                     12   $11,357  9,489 $95  $44,461   $17,901   $   80
Shares issued to Employee
  Stock Ownership Plan                      39   1      439
Exercise of stock options,
  including tax benefit
  and shares issued to
  directors                                233   2    2,319
Dividend on preferred
  stock                                                         (960)
Dividend on common stock                                      (1,153)
Net income for the year                                        5,196     5,196
Series C preferred stock
  issuance expenses                 (48)
Other comprehensive
  income, net of taxes:
Foreign currency trans-
  lation adjustment                                                       (131)
                                                                       ---------
Comprehensive income                                                     5,065
                                                                       =========
                           ---  ------- ------  ---  ------- --------- ---------
BALANCE AT OCTOBER 31,
  1996                     12    11,309  9,761   98  47,219   20,984       (51)
Shares issued to Employee
  Stock Ownership Plan                      15          159
Exercise of stock options,
  including tax benefit
  and shares issued to
  directors                                268    3   2,524
Conversion of Series C
  preferred stock to
  common stock             (6)   (5,750)   555    5   5,821
Dividend on preferred
  stock                                                         (693)
Dividend on common stock                                      (1,199)
Net income for the year                                        7,125     7,125
Other comprehensive
  income, net of taxes:
Foreign currency trans-
  lation adjustment                                                       (591)
                                                                       ---------
Comprehensive income                                                     6,534
                                                                       =========
                           ---  ------- ------  ---  ------- --------- ---------
BALANCE AT OCTOBER 31,
  1997                      6     5,559 10,599  106  55,723   26,217      (642)
Shares issued to Employee
  Stock Ownership Plan                      39          555
Exercise of stock options,
  including tax benefit
  and shares issued to
  directors                                967   10   9,659
Shares surrendered for
  payment of withholding
  taxes                                   (117)  (1) (1,539)
Conversion of Series C
  preferred stock to
  common stock             (6)  (5,559)    599    6   5,595
Dividend on preferred
  stock                                                         (250)
Dividend on common stock                                      (1,355)
Net income for the year                                        7,339     7,339
Other comprehensive
  income, net of taxes:
Foreign currency
  translation adjustment                                                   800
                                                                       ---------
Comprehensive income                                                     8,139
                                                                       =========
                           ---  ------- ------  ---  ------- --------- ---------
BALANCE AT
OCTOBER 31, 1998           0   $   0    12,087 $121 $69,993  $31,951    $  158
                           ===  ======= ======  ===  ======= ========= =========

The accompanying notes are an integral part of these financial statements.

OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fiscal Years Ended October 31, 1998, 1997 and 1996

1. GENERAL

Nature of Operations. OCLI designs, develops and manufactures multi-layer thin film coatings which control and enhance light by altering the transmission, reflection and absorption of its various wavelengths to achieve a desired effect such as anti-reflection, anti-glare, electromagnetic shielding, electrical conductivity and abrasion resistance. OCLI markets and distributes components to original equipment manufacturers (OEMs) of optical and electro-optical systems and sells its GlareGuard® brand ergonomic computer display products through resellers and office retailers. OCLI's products are found in many applications including computer monitors, flat panel displays, telecommunication systems, photocopiers, fax machines, medical/analytical equipment and instruments, projection imaging systems, satellite power systems and aerospace and defense systems. The Company also manufactures precision injection molded plastic optical components that are used in a variety of applications such as inkjet printers, point-of-sale scanners and sunglasses. Through its wholly owned subsidiary, Flex Products, Inc. (Flex), the Company designs and manufactures thin film coatings on flexible substrates using high vacuum roll-to-roll processes. Flex supplies critical pigments for use in anti-counterfeiting applications, energy conserving window film for residential, commercial and automotive applications and ChromaFlair® light interference pigments for commercial paints.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company's fiscal year ends on the Sunday closest to the last day in October. For convenience purposes, the Company has designated October 31 as its fiscal year end. Fiscal years 1998 and 1997 were 52-week years and fiscal year 1996 was a 53-week year.

Investments. Cash and cash equivalents are comprised of cash, bank repurchase agreements and short-term commercial paper readily convertible to cash. Cash equivalents are carried at cost that approximates market value. For purposes of the Statements of Cash Flows, all highly liquid cash equivalents with an original maturity of three months or less are considered cash equivalents.

Revenue Recognition. Revenue from sales of manufactured products (under standard product sale and fixed price supply contracts) is recognized when the products are shipped to the customer. Revenue for service contracts (whether fixed price or cost reimbursement) is recognized as services are performed. The Company occasionally enters into long-term contracts under which revenue is recognized on a percentage of completion basis.

Inventories. Inventories are stated at the lower of cost, on a first-in, first-out basis, or market. Work-in-process inventories related to fixed-price contracts are stated at the accumulated cost of material, labor and manufacturing overhead, less the estimated cost of units delivered. To the extent total costs under fixed-price contracts are estimated to exceed the total sales price, charges are made to current operations to reduce inventoried costs to net realizable value. In addition, if future costs are estimated to exceed future revenues, an allowance for losses equal to the excess is provided by a charge to current operations. The Company did not have any material estimated loss contracts in the periods presented.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Estimated service lives range from 5 to 45 years for buildings and improvements and from 3 to 10 years for all other property, plant and equipment. Buildings and improvements and substantially all equipment are depreciated using accelerated methods.

Assets under capital lease constitute computer equipment and enterprise resource planning software for leases commencing in fiscal 1997 and 1998, which are being amortized on a straight-line basis from the date of service. Amortization lives are four years for the equipment and six years for the software. The gross cost of assets under capital lease is included in machinery and equipment and was $3,638,000 and $2,037,000 at October 31, 1998 and 1997. Amortization began in fiscal 1998 when assets were placed in service. Accumulated amortization for assets under capital lease is included in accumulated depreciation and was $205,000 at October 31,1998.

Research and Development. Research and development costs are charged to operations in the period incurred. The cost of equipment used in research and development activities that has alternative uses is capitalized as equipment and not treated as an expense of the period. Such equipment is depreciated over estimated lives of 5 years.

Foreign Operations. The financial position and operating results of foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rate of exchange to the U.S. dollar on the balance sheet date, and the local currency revenues and expenses are translated at average rates of exchange to the U.S. dollar during the period. Resulting translation gains or losses are included in stockholders' equity as cumulative foreign currency translation adjustment. Foreign currency transaction gains and losses, which have not been material, are reflected in operating results.

Income Taxes. Income taxes include provisions for temporary differences between earnings for financial reporting purposes and earnings for income tax purposes under the guidelines of SFAS No. 109, "Accounting for Income Taxes". Tax credits are taken as a reduction of current income tax provisions when available.

Earnings Per Share. In 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which required the Company to replace its presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares and the potential dilution of convertible securities, stock options and warrants. The earnings per share presentation for 1997 and 1996 were restated to conform to the new statement.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for 1998, 1997 and 1996:
(Amounts in thousands, except per share amounts)	1998	1997	1996
Basic Earnings Per Share:
Average common shares outstanding	11,388	10,191	9,629

Net income	$7,339	$7,125	$5,196
Less dividend on convertible redeemable preferred stock	250	693	960

Net income applicable to common stock	$7,089	$6,432	$4,236

Net income per common share, basic	$0.62	$0.63	$0.44

Diluted Earnings Per Share:
Average common shares outstanding	11,388	10,191	9,629
Dilutive effect of employee stock options	611	482	672

Average shares outstanding, diluted	11,999	10,673	10,301

Net income applicable to common stock	$7,089	$6,432	$4,236

Net income per share, diluted	$0.59	$0.60	$0.41

Preferred stock convertible into 303,000, 595,000 and 1,143,000 shares of common stock in 1998, 1997 and 1996 was not included in the calculation of diluted earnings per share as the effect of increasing the denominator by those amounts and adding back the preferred dividends would have increased diluted earnings per share.

Options to purchase 67,500 shares of common stock at a weighted average price of $17.35 that were outstanding during 1998, options to purchase 65,500 shares of common stock at a weighted average price of $12.96 that were outstanding during 1997 and options to purchase 12,000 shares of common stock at a weighted average price of $17.375 that were outstanding in 1996 were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

Reclassifications. Certain reclassifications have been made to prior year data to conform to the current year presentation.

Fair Value of Financial Instruments. For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, accrued compensation expenses and notes payable, the carrying amounts approximate fair value due to their short maturities. The Company's long-term debt is carried at book value. If revalued based on borrowing rates currently available to the Company for bank loans of similar terms and maturities, the fair value would exceed carrying value by approximately $1.4 million at October 31, 1998.

Comprehensive Income. In the first quarter of 1999, the Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income," which required the Company to report, by major component and in total, all changes to equity from non owner sources. The Company's Consolidated Statements of Stockholders' Equity have been changed to Consolidated Statements of Stockholders' Equity and Comprehensive Income. Comprehensive income consists of foreign currency translation adjustments which are reported as a separate component of equity. Comparative presentations have been reclassified to conform to the new statement.

New Accounting Principles. In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for a public company's operating segments and related disclosures about its products, services, geographic areas and major customers. The statement is effective for the Company's fiscal year 1999 annual report and will require 1999 comparative disclosures for interim reports in the following fiscal year. Adoption of the statement affects the Company's disclosures and will not impact the Company's results of operations, cash flow or financial position.

In 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans to standardize disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain disclosures. The statement is effective for the Company's fiscal year 1999 annual report with restatement of prior year disclosures required if the information is readily available. Adoption of the statement affects the Company's disclosures and will not impact the Company's results of operations, cash flow or financial position.

In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires balance sheet and income statement recognition of derivative transactions and provides limitations and accounting requirements for hedging instruments. The statement is effective for the first quarter of the Company's fiscal year 2000 with earlier application encouraged. As the Company's existing derivative contracts and policies regarding the use of derivatives require that cash flows under financial derivatives match cash flows under existing firm commitments, the Company does not expect adoption of SFAS 133 to affect its results of operations or cash flows but, as the statement requires separate presentation of the fair value of derivative instruments, the Company's Statement of Financial Position will be affected by adoption of the statement.

3. IMPAIRMENT LOSS

In fiscal year 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The statement addresses the accounting for the impairment of long-lived assets and long-lived assets to be disposed of, certain identifiable intangibles and goodwill related to those assets and establishes guidance for recognizing and measuring impairment losses and requires that the carrying amount of impaired assets be reduced to fair value.

In the fourth quarter of fiscal 1998, the Company made the decision to dispose of its manufacturing subsidiary in Germany (MMG). In conjunction with negotiation of the sale, independent appraisals were made of the assets and liabilities of MMG, and an impairment loss of $8.6 million was recorded in the fourth quarter of 1998 to reduce the carrying amount of MMG's assets to fair value, net of disposal costs on a liquidation basis. Assets written down include Property, Plant and Equipment of $3.8 million and Goodwill (included in Other Assets) of $4.4 million. Transaction and disposal costs of approximately $400,000 were accrued. At October 31, 1998, the remaining carrying amount of assets to be disposed of (inventory, equipment, furniture and three buildings in Germany) was $4.9 million. MMG's net sales were $16.5 million, $18.1 million and $19.8 million and MMG's net income (loss), excluding the impairment loss in 1998, was $1.2 million, ($163,000) and ($1.4) million in fiscal years 1998, 1997 and 1996.

4. RESTRUCTURING CHARGES

During the fourth quarter of 1998, the Company finalized and announced to affected individuals a plan of restructuring for its administrative and sales offices in Europe. The Company recorded $328,000 of severance and termination benefits and $258,000 of exit costs associated with this plan of restructuring. The restructuring will eliminate five administrative and sales positions in Europe. Exit costs include costs of closing down administrative and sales offices in Europe and lease termination costs. The restructuring plan is scheduled for completion by April 1, 1999.

5. INVESTMENTS

Flex Products, Inc. Flex was founded as a division of the Company in the early 1980's and was subsequently established as a joint venture in which ICI Americas Inc. (ICIA), an affiliate of Imperial Chemical Industries PLC owned 60% and the Company owned 40%. In 1995, the Company acquired controlling ownership of Flex with the purchase of an additional 20% interest in Flex from ICIA. In conjunction with the Company's increase in ownership, the remaining 40% interest in Flex was acquired by SICPA Holding S.A. (SICPA), a privately held Swiss Corporation headquartered in Lausanne, Switzerland. SICPA is one of the world's largest manufacturers of printing inks and a major customer of Flex.

In 1996, SICPA filed a lawsuit in Delaware Chancery Court in order to block an attempted initial public offering by Flex arguing that such an offering without SICPA's consent was prohibited by Flex's articles of incorporation, as well as by certain contractual provisions between the Company and SICPA. In fiscal 1998, the Company announced that it had completed final negotiations for the settlement of the litigation with SICPA. Under the terms of the settlement, the Company and SICPA agreed to modify their co-ownership agreement to enable OCLI to more effectively manage the day-to-day operations of Flex, to allow for public financing of Flex's operations and to modify the License and Supply Agreement between Flex and SICPA. The modification to the License and Supply Agreement provided for more attractive scheduled pricing discounts on higher volume purchases and changed the scheduled order patterns to be consistent with the Company's fiscal quarters. In addition, the Company purchased $2.6 million of Flex's working capital loans from SICPA.

OCLI Asia. In the second quarter of 1997, the Company began operating a joint venture (Hakuto-OCLI Co., Ltd. doing business as OCLI Asia) with Hakuto Co., Ltd. (Hakuto) in Japan. The joint venture was established to address the rapidly changing market for OCLI's multi-layer thin film coatings that require an expanded presence and more integrated support within Asia. Each partner contributed cash of $800,000 for working capital. OCLI Asia was consolidated into the Company's results of operations and financial position as the Company has operating control. During 1998, the Company purchased Hakuto's interest in the joint venture for $740,000 in cash. The wholly owned subsidiary, OCLI Asia K.K., continues to do business as OCLI Asia and remains headquartered in Tokyo, with manufacturing facilities in Atsugi, Japan. At October 31, 1998, other assets and investments include $600,000 of goodwill for OCLI Asia that is being amortized over fifteen years.

6. LONG-TERM DEBT

Long-term debt, including current maturities, at October 31, 1998 and 1997 consisted of the following:

                                                       (Amounts in thousands)
                                                               1998     1997
                                                              ------   ------
Unsecured senior notes. Interest at 6.7% payable semi-
 annually.
   Principal payable in annual installments of $4.3 million
   commencing July 31, 2002 through 2008.................... $30,000

Unsecured senior notes. Interest at 7.8% payable semi-
 annually.
   Principal payable in annual installments of $1.1 million
   commencing July 31, 2002 through 2008....................   8,000

Unsecured senior notes. Interest at 8.7% payable semi-
 annually.
   Principal payable in annual installments of $1.6 million
   commencing June 1, 1999 through 2002.....................   6,400

Mortgage payable.  Interest at 8.0%. Collateralized by a
   72,000 sq. ft. building and related land.  Principal and
   interest payments of $25,000 per month through 2011......   2,314  $ 2,422

Mortgage payable.  Interest at 7.5%. Collateralized by a
   65,000 sq. ft. building and related land leased to Flex.
   Principal and interest payments of $28,000
   per month through 2011...................................   2,647    2,821

Unsecured bank note.  Interest at 5.6%. Quarterly principal
   and interest payments of approximately $300,000 through
   December 2002............................................   3,661    4,568

Bank loans of OCLI/MMG Division with interest rates ranging
   from 4.5% to 7.5%. Payable in semiannual and annual
   installments through 2020.  Partly collateralized by
   mortgages on OCLI/MMG Division land and buildings and
   liens on equipment. $2.7 million is payable from the
   proceeds of assets sold in November 1998, and $371,000
   is payable when the office building is sold..............   3,120    3,618

Unsecured senior notes. Interest at 8.71% payable semi-
 annually.
   Principal payable in annual installments of $3.6 million
   from 1998 through 2002. Refinanced in July 1998..........           14,400

Unsecured bank term loan. Variable interest rates averaging
   6.8% at October 31, 1997, payable quarterly, with semi-
   annual principal payments of $2 million. Refinanced in
   July 1998................................................           10,000

Unsecured borrowings under bank line of credit.  Variable
   interest rate averaging 6.7% at October 31, 1997, payable
   quarterly or specified duration period.  Principal due
   upon expiration on April 28, 2000........................            5,000

Scottish Development Agency building loan, with a conditional interest moratorium from February 1, 1995 through January
   31, 1998 with interest at 9.5% thereafter. Semiannual
   principal payments of  approximately $100,000 are payable
   through January 1998 with subsequent payments of $331,000, comprising principal and interest, through 2006.
   Collateralized by the land and building of the Company's
   Scottish subsidiary......................................            3,877

Land improvement assessment. Interest at an average rate of
   7.2%. Principal and interest payable in semiannual install-
   ments of $77,000 through 1998............................              150

Present value of obligations under capital leases at imputed interest rates from 8.0% to 9.5% payable in monthly
   installments through 2004................................   2,257    2,007
                                                              ------   ------
                                                              58,399   48,863
Less current maturities ....................................  (6,026)  (7,888)
                                                              ------   ------
      Total long-term debt, net of current maturities....... $52,373  $40,975
                                                             =======  =======

Annual debt maturities and capital lease payments for the ensuing five years are as follows:

                        YEAR                 PAYMENT
                     ------------    -----------------------
                                      (Amounts in thousands)

                        1999                $ 6,026
                        2000                  3,663
                        2001                  3,533
                        2002                  8,616
                        2003                  6,126
                        Thereafter           30,435
                                            -------
                                            $58,399
                                            =======

The Company has a $20 million revolving line of credit. The revolving line of credit carries a commitment fee of .2% to .3% per year on the unused portion of the facility depending on the Company's leverage ratio and expires on July 31, 2003. The Company has a surety bond for $903,000 to satisfy the Company's workers' compensation self-insurance requirements. The surety bond carries a fee of 1% per year.

During fiscal 1997, the Company replaced its 8%, $5 million note payable to private parties with a 5.6% bank note. Payments of principal and interest under the new note are denominated in German marks and are approximately $300,000 per quarter through December 2002.

During fiscal 1998 and 1997, the Company recorded capital leases totaling $1,601,000 and $2,037,000 to finance the hardware, software and integration costs of a new computer system that is to be fully implemented in 1999. Lease terms run through February 2002 with payments totaling approximately $67,000 per month.

The Company's subsidiary in Scotland has a credit arrangement of up to approximately $490,000 at market interest rates and has outstanding letters of credit of approximately $330,000 to guarantee import duties. There were no borrowings under the credit arrangement in fiscal years 1998 or 1997.

The Company's subsidiary in Japan has various credit facilities with a local bank with interest at 1.24% to 1.63% per year. Borrowing under these facilities totaled $4.5 million at October 31, 1998. These credit facilities are used for working capital requirements in Asia and will expire in May 1999.

The Company has certain financial covenants and restrictions under its bank credit arrangements and the unsecured senior notes. At October 31, 1998, as a result of the impairment loss and restructuring charges recorded in 1998, the Company was in violation of one of the covenants under its bank credit arrangement. On January 8, 1999, the Company and the bank executed a waiver and amendment to the Company's credit agreement under which a waiver was obtained for the period ended October 31, 1998. The amendment removes the effect of the impairment loss and restructuring charges from the financial covenants so they will not affect covenant compliance in future periods.

7. FINANCIAL DERIVATIVES AND HEDGING

The Company, from time to time, enters into derivative transactions in order to hedge foreign currency risk on existing commitments, open receivables, payables and debt instruments when the currency risk is considered significant to the Company. In addition, the Company may enter into interest rate swaps or similar instruments in order to reduce interest rate risk on its debt instruments. The Company does not enter into derivatives for trading purposes.

In fiscal 1998, the Company entered into foreign currency forward contracts for the principal and interest payments under a $3.1 million loan that is denominated in German Marks. The transaction is designated as a hedge of a foreign currency commitment. Gains and losses on the contract are recorded as a net reduction or increase to interest expense over the life of the loan. The Company also entered into foreign currency forward contracts for the principal and interest payments under an intercompany note receivable denominated in British Pounds. Gains and losses on those contracts are offset in consolidation.

In fiscal 1998, the Company entered into an interest rate swap for anticipated debt refinancing in the amount of $30 million. The purpose of the swap was to fix the reference rate for the debt at 5.71% to eliminate the Company's exposure to interest rate fluctuations until the loan refinance was completed. The Company had designated the swap as a hedge of an anticipated transaction. After completion of the loan refinance, $310,000 was paid under the swap that is being recorded as an increase to interest expense over the term of the notes.

The notional amounts, carrying amounts and fair values of the Company's derivatives position at October 31, 1998 are included in the table below:

(Amounts in thousands)

                                                                    ESTIMATED
                                                                   FAIR VALUE
                                                                   OF FOREIGN
                                             NOTIONAL  CARRYING      EXCHANGE
                                               AMOUNT    AMOUNT      CONTRACT
                                             ---------  ---------  ------------
Foreign currency forward exchange contracts:
Deutsche Marks................................ $4,124    $   --          $345
British Pounds................................ $2,948    $   --           $92

8. STOCKHOLDERS' EQUITY

Stockholder Rights Plan. On December 16, 1997, the Company's Board of Directors approved a new Stockholder Rights Plan (the "Plan") to succeed the Stockholder Rights Plan first adopted on November 25, 1987. Under the terms of the Plan, which expires in November 1999, the Company declared a dividend of preferred stock purchase rights which only become exercisable, if not redeemed, ten days after a person or group has acquired 20% or more of the Company's common stock or the announcement of a tender offer which would result in a person or group acquiring 30% or more of the Company's common stock. Under certain circumstances, the plan allows stockholders, other than the acquiring person or group, to purchase the Company's common stock or the common stock of the acquirer at an exercise price of half the market price. On December 15, 1998, the Board of Directors approved an amendment to the Plan which deletes or modifies references to "Continuing Directors" in order to comply with recent changes in Delaware law.

Preferred Stock. The Company has authorized 100,000 shares of preferred stock at $.01 par value of which 10,000 shares were designated Series A Preferred Stock in connection with the Company's Stockholder Rights Plan. None of the Series A Preferred Stock is issued. Additionally, 15,000 shares were designated Series B Preferred Stock, of which 8,350 shares were issued and subsequently converted to common stock on call for redemption. None of the Series B Preferred Stock is currently issued and outstanding.

In 1995, as part of the financing of the acquisition of a controlling interest in Flex, the Company issued 12,000 shares of 8% Series C Convertible Redeemable Preferred Stock (the "Series C Preferred Stock") in consideration for $1,000 per share. The Series C Preferred Stock was convertible into common stock at any time by the holders at a conversion price of $10.50 per common share (subject to adjustment in certain circumstances). The Series C Preferred Stock was redeemable at the option of the Company commencing two years from the date of issuance (if the Company's common stock is trading at $17 per share or more for any 20 consecutive day period) and, after three years, unconditionally, at 108% of the purchase price per share, declining to 100% over four years. The holders of the Series C Preferred Stock were entitled to receive a cumulative annual dividend of $80 per share, which was payable quarterly and had preference to any other dividends paid by the Company.

In fiscal 1997, 5,750 shares of the Company's 8% Series C Convertible Redeemable Preferred Stock, plus accrued dividends, were converted into approximately 555,000 shares of common stock.

In fiscal 1998, the Company called for redemption the remaining shares of 8% Series C Convertible Redeemable Preferred Stock. The remaining 6,250 shares plus accrued dividends, were subsequently converted by the holders into approximately 599,000 shares of common stock.

9. EMPLOYEE STOCK OPTION PLANS

Pursuant to the terms of the Company's employee stock option plans, at October 31, 1998, an aggregate of 2,330,441 shares of Company common stock has been issued or reserved for issuance upon the exercise of options granted to qualified employees. Options are granted with exercise prices equal to the market price of the Company's common stock at the date of grant.

Information with respect to stock options outstanding and options exercisable at October 31, 1998 is as follows:

                        OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                 ----------------------------------  -----------------------
                                WEIGHTED
                                 AVERAGE   WEIGHTED                 WEIGHTED
                               REMAINING    AVERAGE                  AVERAGE
RANGE OF         OUTSTANDING CONTRACTUAL   EXERCISE  EXERCISABLE    EXERCISE
EXERCISE PRICES  AT 10/31/98        LIFE      PRICE  AT 10/31/98       PRICE
============================================================================

$6.125-$8.375       127,250         1.15      $6.68      127,250      $ 6.68
$9.625-$10.75       773,311         2.98     $10.25      504,089      $10.34
$12.125-$14.325     504,820         4.05     $13.92       44,852      $12.60
$15.00-$19.00       100,500         4.66     $17.10            0
                  ---------                              -------
                  1,505,881                              676,191
                  =========                              =======

In May 1997, the Board of Directors approved a stock option repricing program under which stock options with exercise prices above $14.00 per share were repriced to the then current market value of the Company's common stock of $9.63. A total of 162,000 shares, with exercise prices ranging from $14.13 per share to $17.38 per share, were exchanged under this program. The exchange of such options is presented in the following table as cancellations and subsequent grants.

In the second quarter of 1998, the Company's Chairman of the Board and former Chief Executive Officer exercised options for 770,666 shares of common stock of the Company and turned in 117,296 shares for payment of withholding taxes. The $5.8 million exercise price of the options was paid with a full recourse promissory note that was repaid with interest at 7.5% in the third quarter of 1998.

Stock option activity for the three years ended October 31, 1998, was:

                                                                  WEIGHTED
                                                 NUMBER OF         AVERAGE
                                                    SHARES  EXERCISE PRICE
                                                ----------  --------------
BALANCE AT NOVEMBER 1, 1995                      1,531,800          $ 7.47
Granted                                            546,450           11.81
Exercised                                         (229,800)           7.45
Canceled                                           (13,200)           9.16
                                                ----------  --------------
BALANCE AT OCTOBER 31, 1996                      1,835,250            8.75
Granted                                            708,800           10.48
Exercised                                         (268,849)           8.52
Canceled                                          (272,792)          12.53
                                                ----------  --------------
BALANCE AT OCTOBER 31, 1997                      2,002,409            8.88
Granted                                            509,000           14.86
Exercised                                         (964,424)           7.61
Canceled                                           (41,104)          12.56
                                                ----------  --------------
BALANCE AT OCTOBER 31, 1998                      1,505,881           11.64
                                                ==========  ==============
EXERCISABLE AT OCTOBER 31, 1998                    676,191           $9.80
                                                ==========  ==============

The Company's subsidiary, Flex, a non-public company, has a non-qualified stock option plan. After taking into account a one hundred to one stock split in 1998, at October 31, 1998 the plan had 1,000,000 shares of common stock authorized for issuance against 10,000,000 shares outstanding of Flex to key members of Flex's management. The options have vesting periods from two to four years with five-year terms. At October 31, 1998, Flex's outstanding options were exercisable at prices ranging from $4.39 to $4.89, with weighted average remaining lives of 3.29 years.

Flex's stock option activity for the three years ended October 31, was:

                                                                    WEIGHTED
                                                 NUMBER OF           AVERAGE
                                                    SHARES    EXERCISE PRICE
                                                ----------  -----------------
BALANCE AT NOVEMBER 1, 1995
Granted                                          1,027,100             $4.44
Exercised
Canceled
                                                ----------  -----------------
BALANCE AT OCTOBER 31, 1996                      1,027,100              4.44
Granted                                             20,000              4.89
Exercised
Canceled                                           (44,600)             4.43
                                                ----------  -----------------
BALANCE AT OCTOBER 31, 1997                      1,002,500              4.47
Granted                                            370,000              4.67
Exercised
Canceled                                          (444,300)             4.48
                                                ----------  -----------------
BALANCE AT OCTOBER 31, 1998                        928,200              4.55
                                                ==========  =================

EXERCISABLE AT OCTOBER 31, 1998                    341,710             $4.44
                                                ==========  =================

In fiscal 1997, the Company adopted the disclosure requirements of SFAS 123 that provide for the disclosure of pro forma net earnings and net earnings per share as if the fair value method of accounting had been adopted at the beginning of fiscal 1996. If compensation expense had been determined for stock options granted in 1998, 1997 and 1996 using the fair value method at the date of grant, consistent with the provisions of SFAS 123, the Company's pro forma net earnings and earnings per share would have been as follows:

(Amounts in thousands, except per share amounts)

                                                       1998     1997    1996
                                                      ------   ------  ------
Net income as reported ............................   $7,339   $7,125  $5,196
Pro forma compensation adjustment..................   (1,669)  (1,597)   (997)
                                                      ------   ------  ------
     Pro forma net income .........................   $5,670   $5,528  $4,199
                                                      ======   ======  ======
Basic earnings per share:
  Net income per share, as reported................   $ 0.62   $ 0.63  $ 0.44
  Pro forma compensation adjustment................    (0.15)   (0.16)  (0.10)
                                                      ------   ------  ------
    Pro forma net income per share.................   $ 0.47   $ 0.47  $ 0.34
                                                      ======   ======  ======
Diluted earnings per share:
  Net income per share, as reported................   $ 0.59   $ 0.60  $ 0.41
  Pro forma compensation adjustment................    (0.14)   (0.15)  (0.10)
                                                      ------   ------- ------
     Pro forma net income per share................   $ 0.45   $ 0.45  $ 0.31
                                                      ======   ======  ======

The weighted average fair value of options granted during fiscal 1998, 1997 and 1996 was $5.75, $5.60 and $6.25, respectively. The weighted average fair value of Flex's options granted during 1998, 1997 and 1996 was $1.06, $1.39 and $0.83. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996:

                                                     1998     1997      1996
                                                    ------   ------    ------
Company options:
Expected dividend yield............................  0.8%     0.7%      0.7%
Expected volatility................................ 43.0%    59.0%     59.0%
Risk-free interest rate............................  5.7%     5.5%      5.6%
Expected term (years)..............................    4        5         5

Flex options:
Expected dividend yield (not applicable)
Expected volatility (not applicable)
Risk-free interest rate............................  5.5%     6.2%      6.1%
Expected term (years)..............................    5        6         4

10. INCOME TAXES

The provision for income taxes consisted of:

(Amounts in thousands)

                                                     1998     1997     1996
                                                    ------   ------   ------
CURRENT:
   Federal......................................... $2,722   $2,537   $2,120
   State...........................................    916      225      309
   Foreign.........................................    129      116     (149)
                                                    ------   ------   ------
                                                     3,767    2,878    2,280
                                                    ------   ------   ------
DEFERRED:
   Federal.........................................   (258)   1,061    1,535
   State...........................................   (612)     598     (369)
   Foreign.........................................    439       85      (21)
                                                    ------   ------   ------
                                                      (431)   1,744    1,145
                                                    ------   ------   ------
                                                    $3,336   $4,622   $3,425
                                                    ======   ======   ======

The reconciliation of the effective income tax rate to the federal statutory rate was as follows:

                                                       1998    1997    1996
                                                      ------  ------  ------
Statutory federal income tax rate...................   34.0%  34.0%    34.0%
State taxes, net of federal tax benefit.............    4.0    5.7      7.1
Foreign losses not previously benefited.............   (8.8)
Foreign income taxes at rates different
  than U.S. statutory rates.........................    0.8   (0.5)     4.8
Business tax credits (state tax
  credits net of federal tax effect)................   (2.3)  (2.9)   (10.3)
Tax benefit from foreign sales corporation..........   (3.8)  (2.7)    (1.7)
Non-deductible expenses, primarily foreign losses...    2.5    4.2      3.3
Other...............................................    1.3   (0.5)    (0.2)
                                                      ------  ------  ------
    Effective tax rate..............................   27.7%  37.3%    37.0%
                                                      ======  ======  ======

Deferred Tax Assets (Liabilities). The Company's deferred tax assets and liabilities at October 31, 1998 and 1997 under SFAS 109 arise from the following temporary differences in accounting for financial versus tax reporting purposes:

(Amounts in thousands)

                                                            1998       1997
                                                           ------     ------
CURRENT:
Valuation reserves and accruals not deductible
  for tax purposes until paid or utilized...........       $4,060     $5,527
Intercompany profit eliminated for financial
  reporting purposes which is taxable currently.....          263        266
Domestic net operating losses available
  for carryforward..................................        4,599        983
Asset valuation difference between financial and
  tax reporting basis due to purchase accounting....           73        131
Other...............................................          316        (54)
                                                           ------     ------
  Total deferred tax assets.........................        9,311      6,853
                                                           ------     ------
NONCURRENT:
Domestic net operating losses available for carry-
  forward...........................................        1,627      2,678
Foreign net operating losses available for carry-
  forward...........................................          751      2,686
Tax depreciation greater than financial reporting
  depreciation......................................       (5,500)    (3,920)
Intangible assets, difference between financial and
  tax reporting basis and periods...................         (459)      (816)
Burden and interest on self-constructed assets ex-
  pensed for tax purposes and depreciated for
  financial reporting purposes......................         (816)      (555)
Costs required to be capitalized under the uniform
  capitalization tax rules which are deducted for
  financial reporting purposes......................          309        169
Liability for postretirement health benefits not
  deductible for tax purposes until paid............          967        747
State tax credits eligible for carryforward.........        1,353        614
Other...............................................         (293)       296
                                                            -----     ------
                                                           (2,061)     1,899
Less valuation allowance............................         (751)    (2,684)
                                                           ------     ------
                                                           (2,812)      (785)
                                                           ------     ------
  Total deferred tax balances.......................       $6,499     $6,068
                                                           ======     ======

As a result of the sale of the assets of its MMG division and the resulting impairment loss in 1998, the Company recognized tax benefits relating to certain foreign operating losses that had not been tax benefited in prior periods. The Company has provided a valuation allowance related to the deferred tax asset resulting from the remaining operating loss carryforwards of certain of its other foreign subsidiaries until the realization of tax benefits resulting from those losses is determined to be more likely than not. The 1998 valuation allowance decrease is attributable to the change in the deferred tax asset resulting from foreign operating loss carryforwards.

At October 31, 1998, the Company has domestic net operating loss carryforwards of $17.2 million. If not used, $4.0 million will expire in 2006, $3.6 million will expire in 2007 and $9.6 million will expire in 2018. The Company has California Manufacturers' Investment Credit carryforwards of $867,000 and California Research Credit carryforwards of $485,000. If not used, a portion of those credit carryforwards will expire between 2006 and 2008.

Income taxes have not been provided on approximately $6.8 million of unremitted earnings of the Company's subsidiary in Scotland as of October 31, 1998. The Company intends to continue to reinvest these amounts in the subsidiary's operations. Should any of these amounts be distributed to the Company, any taxes on these distributions would be substantially offset by foreign tax credits.

11. EMPLOYEE BENEFIT PLANS

U.S. Operations. The Company has a 401(k)/Employee Stock Ownership Plan (ESOP) defined contribution retirement plan for its non- Flex employees and a 401(k) plan with a Company match for the employees of Flex. Company contributions for non-Flex employees are a combination of a 401(k) matching contribution of 25% of the first 6% of employee contributions plus a contribution to the ESOP plan based on the Company's proportional share of pre- tax profits. Prior to fiscal 1997, all Company contributions to non-Flex employees were to the ESOP and were determined under a profit sharing formula. Company contributions for Flex employees are 75% of the first 6% of employee contributions. Company matching contributions to the 401(k) plans are funded in cash. Company contributions to the ESOP are contributed in cash for the purchase of Company common stock or are contributed in the form of original issued shares of Company common stock. In fiscal 1998, 1997 and 1996, the Company contributed and charged to operations $1,740,000, $1,211,000 and $787,000 as contributions to its U.S. retirement plans.

Scottish Operations. The Company's Scottish subsidiary maintains a contributory defined benefit pension program covering most of its employees. Benefits are primarily based on years of service and compensation. The program is funded in conformity with the requirements of applicable U.K. government regulations. Plan assets are invested in fixed interest and balanced fund units that are primarily comprised of corporate equity securities.

The funded status of the plan at October 31, 1998 and 1997 is as follows:

(Amounts in thousands)

                                                            1998     1997
                                                          -------  -------

Plan assets at fair value ..........................      $ 8,504  $ 7,617
Projected benefit obligation........................      (10,387)  (8,856)
                                                          -------  -------
Plan assets less than projected benefit
  obligation........................................       (1,883)  (1,239)
Unrecognized net loss...............................        2,204    1,842
Unrecognized transition asset being amortized over
  19 years..........................................         (381)    (423)
                                                          -------  -------
    Prepaid (accrued) pension cost included in other
      assets (accrued expenses).....................      $   (60) $   180
                                                          =======  =======

At October 31, 1998, 1997 and 1996, the projected benefit obligations include accumulated benefit obligations of $9,236,000, $8,043,000 and $5,658,000 of which $9,232,000, $8,006,000, and $5,643,000 are vested.

A discount rate of 7.0% was used in determining the present value of the projected benefit obligation. The expected long-term rate of return on assets was 9% and the assumed rate of increase in future compensation levels was 5.0%.

The net pension expense for the Company's Scottish subsidiary recorded in fiscal 1998, 1997 and 1996 included the following components:

(Amounts in thousands)

                                                      1998     1997     1996
                                                     -----    -----    -----

Service-cost benefits earned during the period...... $ 565    $ 415    $ 364
Interest cost on projected benefit obligation.......   636      506      474
Actual return on plan assets........................  (766)    (616)    (674)
Net amortization and deferral.......................    46      (13)     163
                                                     -----    -----    -----
      Net pension expense........................... $ 481    $ 292    $ 327
                                                     =====    =====    =====

12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors a contributory defined benefit postretirement plan for its U.S. operations which provides medical, dental and life insurance benefits to employees who meet age and years of service requirements prior to retirement and who agree to contribute a portion of the cost. The Company has the right to modify or terminate these benefits at any time.

The Company's contribution is a set amount per retiree depending on the retiree's years of service and dependent status at the date of retirement and the age of the retiree and dependents when benefits are provided. The retiree pays cost increases.

The postretirement plan's benefit obligation was as follows for the years ended October 31, 1998 and 1997:

(Amounts in thousands)

                                                              1998     1997
                                                             ------   ------

Accumulated postretirement benefit obligation:
Retirees............................................         $1,134   $1,017
Fully eligible plan participants ...................            170      341
Other active plan participants......................            947      810
                                                             ------   ------
      Total accumulated postretirement benefit
         obligation unfunded                                  2,251    2,168
Unrecognized loss...................................           (111)    (168)
                                                             ------   ------
      Accrued postretirement benefit obligation.....         $2,140   $2,000
                                                             ======   ======

The following components were included in net periodic postretirement benefit cost for the years ended October 31, 1998, 1997, and 1996:

(Amounts in thousands)

                                                      1998     1997     1996
                                                     -----    -----    -----

Service-cost benefits earned during the period...... $  79    $  71    $  69
Interest cost on accumulated post retirement benefit
  obligation........................................   166      165      141
Net amortization and deferral.......................    (7)      10       55
                                                     -----    -----    -----
      Net postretirement benefit cost............... $ 238    $ 246    $ 265
                                                     =====    =====    =====

Because the Company has established a maximum amount it will pay per retiree under the plan, health care cost trends do not affect the calculation of the accumulated benefit obligation or the net postretirement benefit cost. The weighted average discount rate used in determining the accumulated benefit obligation was 6.8% in 1998 and 8.0% in 1997 and 1996.

13. CONTINGENCIES AND COMMITMENTS

Litigation. Over the past several years, the Company has been engaged in litigation in the United Kingdom (U.K.) involving infringement of a Company patent by the U.K. companies, Pilkington PE Limited and Pilkington PLC. The Company won its action at the Patents County Courts level but lost on appeal to the U.K. House of Lords. In October 1998, the Company settled the claim for approximately $850,000, most of which had been accrued in previous periods.

On March 17, 1997, Optical Corporation of America (OCA) and certain of its directors and officers (Affiliates) commenced suit against the Company in the Superior Court, Middlesex County, Commonwealth of Massachusetts. The complaint arose out of a letter of intent executed by the Company and OCA in March 1996 and an ensuing merger agreement executed by the Company and OCA in June 1996. Under the merger agreement, the Company would have acquired OCA. The complaint sought damages for costs and expenses incurred by OCA in pursuing the merger transaction with the Company due to the Company's alleged negligent misrepresentations to OCA and Affiliates and the Company's alleged breach of its letter of intent with OCA. The Company filed counterclaims against OCA and the Affiliates based on OCA's breach of the merger agreement and sought damages based on the difference between the value of OCA's business to the Company and the agreed upon purchase price under the merger agreement. In January 1999, after the end of the fiscal year, the Company, OCA and OCA's shareholders settled the litigation. See note 15 for additional discussion of OCA suit.

In July 1996, SICPA filed a lawsuit in Delaware Chancery Court in order to block an attempted initial public offering by Flex arguing that such an offering without SICPA's consent was prohibited by Flex's articles of incorporation, as well as by certain contractual provisions between the Company and SICPA. In fiscal 1998, the Company announced that it had completed final negotiations for the settlement of the litigation with SICPA. Under the terms of the settlement, the Company and SICPA agreed to modify their co- ownership agreement to enable OCLI to more effectively manage the day-to-day operations of Flex, to allow for public financing of Flex's operations and to modify the License and Supply Agreement between Flex and SICPA. The modification to the License and Supply Agreement provided for more attractive scheduled pricing discounts on higher volume purchases and changed the scheduled order patterns to be consistent with the Company's fiscal quarters. In addition, the Company purchased $2.6 million of Flex's working capital loan from SICPA. On December 22, 1998, after the end of the Company's fiscal year, the Company purchased SICPA's 40% interest in Flex.

In 1997, Flex filed a suit in United States District Court for the Eastern District of Michigan alleging that BASF Corporation (BASF) and BASF AG infringed Flex's patents covering optically variable thin film flakes which, when mixed with paints and inks, produce color shifting visual properties. The complaint requested that the Court enjoin BASF from importing, making, using, selling or offering to sell the infringing pigment in the United States. The complaint also sought damages for the infringement, including treble damages if the infringement was intentional. In October 1998, a settlement agreement was reached between Flex and both BASF companies under which Flex has agreed to allow BASF to make, use and sell two specific forms of a special effects pigment for use within limited application fields in exchange for a series of payments to be based upon BASF's revenues on the sale of those pigments.

Concentrations of Credit Risk. The Company grants credit to customers, subject to credit approval, for most of its sales. At October 31, 1998, accounts receivable from customers in foreign countries, was $21 million, or 53.7%, of accounts receivable with approximately $8 million receivable from customers in Asia and approximately $13 million receivable from customers in Europe and other countries.

Operating Lease Agreements. The Company and its subsidiaries lease computer equipment, manufacturing space and warehouse space. The operating lease payments are recorded as rental expense and totaled $7,104,000, $6,351,000 and $4,881,000 for fiscal 1998, 1997 and 1996. Future minimum operating lease payments amount to $24.9 million, and for the years 1999 through 2003 are $6,665,000 $5,845,000, $5,178,000, $3,020,000 and $777,000 under operating lease agreements in effect at October 31, 1998.

Employment Agreements. The Company has approved employment agreements for officers and employment assurance agreements for certain management and technical employees, as well as increases in severance benefits for full-time employees, to be effective in the event of certain changes in control of the Company. These agreements are currently effective through fiscal 1999.

14. INFORMATION ON OPERATIONS

Inventories. Inventories as of October 31, 1998 and 1997 consisted of:

(Amounts in thousands)

                                                             1998     1997
                                                           -------  -------

Raw materials and supplies .............................   $ 7,138  $ 7,541
Work-in-process ........................................    13,148   12,308
Finished goods..........................................     4,947    2,980
                                                           -------  -------
      Total inventories.................................   $25,233  $22,829
                                                           =======  =======

Interest. Interest expense and amounts capitalized were as follows for the years ended October 31, 1998, 1997 and 1996:

(Amounts in thousands)

                                                     1998     1997     1996
                                                    ------   ------   ------
Interest costs incurred..........................   $4,312   $4,249   $4,696
Less amounts capitalized.........................      697      219    1,172
                                                    ------   ------   ------
      Net interest expense.......................   $3,615   $4,030   $3,524
                                                    ======   ======   ======

Sales Information. Significant customers and sales to the federal government were as follows:

The Company's largest customer in fiscal 1998 accounted for 21.1% of consolidated revenues. The Company's largest customer in fiscal 1997 and 1996 accounted for 14.0% and 12.7% of consolidated revenues.

Sales of products and services to the federal government, primarily under subcontracts, were 4.0%, 5.9% and 8.8% of net revenues in fiscal 1998, 1997 and 1996. Certain of these contracts are subject to cost review by various governmental agencies. Management believes that adjustments, if any, will not be material to the operating results of the Company.

Foreign Operations. Certain information regarding the Company's domestic and foreign revenues is as follows:

(Amounts in thousands)

                                   CANADA   EUROPE     ASIA
                          UNITED      AND      AND      AND   ELIMI-
                          STATES OTHER(1) OTHER(1) OTHER(1)  NATIONS    TOTAL
                        --------  -------  ------  -------  --------  -------
FISCAL YEAR ENDED
 OCTOBER 31, 1998:
Domestic revenues and
 revenue of foreign
 operations             $106,019          $29,664  $14,924  $(1,056) $149,551
 Export sales from
  the U.S.                        $54,528  40,224   27,890  (16,569)  106,073
Transfers between
  regions                   (598)          (5,930) (11,097)  17,625
                        --------  -------  ------  -------  -------   -------
Revenues from customers $105,421  $54,528 $63,958  $31,717  $    --  $255,624
                        ========  ======= =======  =======  =======  ========

FISCAL YEAR ENDED
 OCTOBER 31, 1997:
Domestic revenues and
 revenues of foreign
 operations              $98,025          $31,411  $ 8,295  $(2,709) $135,022
Export sales from
 the U.S.                         $19,571  45,855   30,023  (12,642)   82,807
Transfers between
 regions                  (2,709)          (6,669)  (5,973)  15,351
                         -------  ------- -------  -------  -------  --------
Revenues from customers  $95,316  $19,571 $70,597  $32,345  $    --  $217,829
                         =======  ======= =======  =======  =======  ========

FISCAL YEAR ENDED
 OCTOBER 31, 1996:
Domestic revenues and
 revenues of foreign
 operations              $99,543           $38,795           $ (815) $137,523
Export sales from
 the U.S.                         $ 1,640   34,106  $25,296  (9,370)   51,672
Transfers between
 regions                    (815)           (9,370)          10,185
                         -------   ------  -------  -------  ------  --------
Revenues from customers  $98,728   $1,640  $63,531  $25,296  $   --  $189,195
                         =======   ======  =======  =======  ======  ========

Transfers between regions represent intercompany sales of products and intercompany compensation for services.

(1) Other sales, which constitute less than 10% of consolidated sales, are aggregated by region based on geographic proximity.

Certain information regarding the Company's operations by region is as follows:

(Amounts in thousands)

                                   UNITED                    ELIMI-
                                   STATES   EUROPE   JAPAN   NATIONS    TOTAL
                                   -------- -------  ------  -------   --------
Fiscal Year Ended
 October 31, 1998:
  Income (Loss) from operations    $ 22,972 $(7,083) $ (689) $  (328)  $ 14,872
                                   ======== =======  ======  =======   ========

  Identifiable assets              $208,733 $21,773  $9,077  $(25,997) $213,586
                                   ======== =======  ======  =======   ========

Fiscal Year Ended
 October 31, 1997:
  Income (Loss) from operations    $ 16,206 $   385  $ (316) $   (328) $ 15,947
                                   ======== =======  ======  =======   ========

  Identifiable assets              $170,443 $32,646  $5,570  $(25,166) $183,493
                                   ======== =======  ======  =======   ========

Fiscal Year Ended
 October 31, 1996:
  Income (Loss) from operations    $ 12,812 $  (410) $   --  $    --   $ 12,402
                                   ======== =======  ======  =======   ========

  Identifiable assets              $146,869 $59,715  $   --  $(33,813) $172,771
                                   ======== =======  ======  =======   ========

Components of Earnings. Components of earnings (loss) before provision for income taxes and minority interest were as follows:

(Amounts in thousands)

                                                   1998       1997      1996
                                                 -------    -------   -------
Domestic........................................ $20,436    $12,587   $10,796
Foreign.........................................  (8,410)(1)   (209)   (1,539)
                                                 -------    -------   -------
                                                 $12,026    $12,378   $ 9,257
                                                 =======    =======   =======

(1) In the fourth quarter of 1998, the Company recorded an impairment loss of $8.6 million in connection with the sale of the operating assets of its MMG division and recorded restructuring charges of $586,000 pursuant to a plan of restructuring approved in the fourth quarter of 1998. See Notes 3 and 4 of Notes to Consolidated Financial Statements.

15. SIGNIFICANT TRANSACTIONS SUBSEQUENT TO OCTOBER 31, 1998

In the first quarter of fiscal 1999, Glas-Trösch GmbH, a privately held glass company in Switzerland, purchased the business and operating assets (inventory, equipment, furniture, two buildings, workforce, customer lists and other related intangibles) of MMG for $4.3 million. As the Company has previously recorded an impairment loss to reduce MMG's assets to fair value on a liquidation basis, no gain or loss was recognized on the sale. An office building in Germany, with a carrying value of $531,000 which was not part of the sale, is being held for sale.

In connection with the sale of MMG, the Company also received $1.2 million for a three-year covenant not to compete and $600,000 for a three-year license and supply agreement that incorporates the use of the OCLI name. The $1.8 million received for those contracts is being recognized as revenue over the three-year terms of the agreements.

In December 1998, the Company acquired the 40% interest in Flex held by SICPA for $30 million bringing the Company's ownership in Flex to 100%. The transaction was recorded as a purchase in the first quarter of fiscal year 1999 based on data provided in an independent valuation. Pursuant to this transaction, the Company recorded a charge for in-process research and development of $2.9 million, goodwill of $9.8 million which will be amortized over 15 years and identifiable intangibles of $10.1 million which will be amortized over useful lives ranging from 11 to 15 years. Goodwill and identifiable intangibles are included in other assets. In addition, the Company purchased SICPA's $2.4 million dollar working capital loan and the License and Supply Agreement between Flex and SICPA that runs through October 31, 2009, was modified to increase SICPA's minimum purchase requirements in association with Flex's commitment to put in place additional capacity to manufacture optically variable pigment.

On January 15, 1999, the Company announce that it had settled a lawsuit with Optical Corporation of America and certain of its shareholders regarding the failed merger in fiscal 1996. The Company received cash, net of related legal expenses, of $3.0 million which was recorded as a benefit in the first quarter of 1999.

On January 31, 1999, the Company and the bank executed an amendment to the Company's credit agreement increasing the amount available under it revolving line of credit from $20 million to $40 million.

On February 16, 1999, the company restructured the equity of Flex. As a result of this restructuring, in order to make the option holders whole under the provision of Flex's option plan, the Company exchanged options for the exercise of 928,200 shares of Flex at a weighted average exercise price of $4.54 per share for options to exercise 324,157 shares of Company common stock at a weighted average exercise price of $12.99 per share. The exchange was based on the ratio of the market value per share of Flex (based on an independent valuation) to the market value of Company common stock on the date of the equity restructuring. The per share exercise price for each converted Flex option was based on the ratio of the Flex exercise price over the market value per share of Flex multiplied by the market value per share of Company common stock on the date of the equity restructuring.

Effective February 22, 1999, the Company acquired OPKOR, Inc., an optical design and manufacturing company specializing in precision polymer optic comonents and assemblies, for $9.0 million plus annual contingent payments based on profits of the acquired entity. Consideration consisted of $1.8 million cash and 267,285 shares of Company common stock. The acquisition was accounted for as a purchase in the second quarter of 1999.

On May 26, 1999, the Company completed a public offering for the sale of 1,350,000 shares of OCLI common stock for proceeds, net of offering fees and expenses of $88.9 million.

16. ACQUISITION BY JDS UNIPHASE CORPORATION

On November 3, 1999, the Company entered into a definitive agreement to be acquired by JDS Uniphase Corporation for common stock valued at approximately $2.7 billion. The acquisition is expected to close in January 2000, subject to regulatory approval and approval by the Company's stockholders. Upon closing of the acquisition, the Company will exchange each share of its outstanding common stock for .928 shares of common stock of JDS Uniphase Corporation. In addition, JDS Uniphase will issue options in exchange for outstanding options of the Company with the number of shares and the exercise prices appropriately adjusted by the exchange ratio. If the acquisition is completed as expected, transaction costs estimated at approximately $9 million will be expensed on the date prior to closing the transaction.

Pro Forma Financial Information

Item 7. Financial Statements, Pro Forma Information and Exhibits
(Continued)

(b) Pro Forma Financial Information

On November 3, 1999, OCLI agreed to merge with JDS Uniphase Corporation in a transaction accounted for as a purchase. After the merger, OCLI will be operated as a wholly-owned subsidiary of JDS Uniphase.

The merger agreement provides for the exchange of 0.928 shares of JDS Uniphase common stock for each outstanding share of OCLI. In addition, JDS Uniphase will issue options in exchange for outstanding OCLI options with the number of shares and the exercise price appropriately adjusted by the exchange ratio. The completion of the merger is conditioned upon regulatory approvals, as well as approval by OCLI's stockholders.

The following unaudited pro forma financial statements reflect the issuance of 13,077,376 JDS Uniphase common shares for all the outstanding OCLI shares as of July 31, 1999, the exchange ratio of 0.928 for each OCLI common share and an average market price per JDS Uniphase common share of $180.363 per share. The average market price per share of JDS Uniphase common share is based on the average closing price for a range of trading days (October 28 through November 10, 1999) around the announcement date (November 4, 1999) of the merger. The actual number of JDS Uniphase common shares to be issued will depend on the actual number of OCLI common shares outstanding on the date the merger closes. Based on the total number of OCLI options outstanding at July 31, 1999, JDS Uniphase would issue options to purchase 1,962,000 JDS Uniphase common shares at a weighted average exercise price of $15.20. The actual number of options granted will depend on the actual number of OCLI options outstanding on the date the merger closes. The estimated fair value of the options, as well as estimated direct transaction expenses of $8.0 million, have been included as a part of the total estimated purchase cost.

The total purchase cost of the OCLI merger is as follows (in thousands):

Value of securities issued................              $2,358,675
Assumption of OCLI options................                 300,666
                                                        -----------
                                                         2,659,341
Estimated transaction costs and expenses..                   8,000
                                                        -----------
Total purchase cost.......................              $2,667,341
                                                        ===========

                                                         Annual       Useful
                                            Amount    Amortization     Lives
                                         ------------ ------------- -----------
Purchase Price Allocation:
  Tangible net assets                       $214,655       n/a          n/a
  Intangible assets acquired:
    Developed technology:
       Telecommunications                    115,123       $19,187  6 years
       Flex products                          92,210         6,479  10-15 years
       Applied Photonics                       1,009           202  5 years
       Information Industries                 23,921         2,392  10 years
    Proprietary know-how                     161,865        15,640  6-15 years
    Trademark and tradename                   38,523         3,852  10 years
    Assembled workforce                       14,368         2,395  6 years
    In-process research and development       84,065       n/a          n/a
    Goodwill                               2,110,410       295,291  7.2 years
    Deferred tax liabilities                (188,808)      n/a          n/a
                                         ------------ -------------
       Total estimated purchase price
           allocation                     $2,667,341      $345,438
                                         ============ =============

PricewaterhouseCoopers LLP ("PwC") performed an allocation of the total purchase price of OCLI to its individual assets. The purchase price allocation is preliminary and, therefore, subject to change based on the Company's final analysis. Of the total purchase price, $84.1 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes (expected to be the quarter ending March 31, 2000). Due to their non-recurring nature, the in-process research and development attributed to the OCLI transaction and the transaction costs incurred by OCLI estimated at $9.0 million have been excluded in the pro forma statements of operations. The remaining purchase price has been allocated to specifically identifiable assets acquired, including an adjustment to write up property and equipment of OCLI to fair value by $25.0 million.

After allocating value to the in-process research and development projects and OCLI's tangible assets, specific intangible assets were then identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations. The identifiable intangible assets include existing technology, proprietary know-how, trademarks and trade names, and assembled workforce.

The acquired existing technology, which is comprised of products that are already technologically feasible, includes products that are manufactured and marketed by OCLI's Telecommunications, Flex, Applied Photonics, and Information Industries groups. The Company expects to amortize the acquired existing technology of approximately $232.3 million on a straight-line basis over an average estimated remaining useful life of 8.2 years.

The acquired proprietary know-how represents OCLI trade secrets and patents developed through years of experience designing and manufacturing thin film products. This know-how enables the Company to develop new and improve existing thin film products, processes, and manufacturing equipment, thereby providing OCLI with a distinct advantage over its competitors and providing the Company with a reputation for technological superiority in the industry. The Company expects to amortize the proprietary know-how of approximately $161.9 million on a straight-line basis over an average estimated remaining useful life of 10.4 years.

The trademarks and trade names include the OCLI trademark and trade name as well as all branded OCLI products such as GlareGuard® and processes such as MetaMode®. The Company expects to amortize the trademarks and trade names of approximately $38.5 million on a straight-line basis over an estimated remaining useful life of 10 years.

The acquired assembled workforce is comprised of over 1,400 skilled employees across OCLI's General and Administration, Science and Technology, Sales and Marketing, and Manufacturing groups. The Company expects to amortize the assembled workforce of approximately $14.4 million on a straight-line basis over an estimated remaining useful life of 6 years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over an estimated useful life of 7.2 years.

Effective June 30, 1999, Uniphase Corporation combined its operations with JDS FITEL Inc. to form JDS Uniphase Corporation in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of JDS Uniphase as of June 30, 1999 includes the financial position of JDS FITEL Inc. as of that date, but the historical statement of operations for JDS Uniphase for the year ended June 30, 1999 does not include the results of operations of JDS FITEL Inc. for that period. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the fiscal year ended June 30, 1999 is based on the Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations of JDS Uniphase included in Form 8-K/A filed November 3, 1999 (combining Uniphase and JDS FITEL Inc.), after giving effect to the merger with OCLI under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three months ended September 30, 1999 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of September 30, 1999 are based on the historical financial statements of JDS Uniphase and OCLI, after giving effect to the merger with OCLI under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of JDS Uniphase and OCLI and the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase included in Form 8-K/A filed November 3, 1999 (combining Uniphase Corporation and JDS FITEL Inc). The pro forma information does not purport to be indicative of the results which would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on July 1, 1998. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three months ended September 30, 1999 combines the three months ended September 30, 1999 for JDS Uniphase and the three months ended July 31, 1999 for OCLI. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 1999 combines the year ended June 30, 1999 for pro forma JDS Uniphase and the historical twelve months ended April 30, 1999 for OCLI. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the proposed merger as if it occurred on September 30, 1999 and combines the balance sheet for JDS Uniphase as of September 30, 1999 with the balance sheet of OCLI as of July 31, 1999.

Pro Forma Condensed Combined Consolidated
Statement of Operations (Unaudited)
June 30, 1999
(in thousands, except per share data)

                                   Twelve Month Period Ended June 30, 1999
                              -------------------------------------------------
                                                         Pro        Pro Forma
                                                        Forma          JDS
                                  JDS                  Adjust-       Uniphase
                               Uniphase      OCLI       ments        Combined
                              ----------- ---------- -----------   ------------

Net sales...................    $587,889   $291,751    ($85,278)(B)   $794,362
Cost of sales...............     284,358    197,233     (85,278)(B)    396,313
                              ----------- ---------- -----------   ------------
  Gross profit                   303,531     94,518       --           398,049

Operating expenses:
  Research and development..      52,544     19,384       --            71,928
  Selling, general, and
   administrative...........      71,488     44,665       2,500 (A)    118,653
  Amortization of purchased
   intangibles..............     687,502      1,204     345,438 (A)  1,034,144
  Acquired in-process
   research and development.     210,400      2,906       --           213,306
  Other operating expenses..       6,759      7,188       --            13,947
                              ----------- ---------- -----------   ------------
Total operating expenses....   1,028,693     75,347     347,938      1,451,978
                              ----------- ---------- -----------   ------------
Income (loss) from
 operations.................    (725,162)    19,171    (347,938)    (1,053,929)
Interest and other
 income, net................      10,395     (2,641)      --             7,754
                              ----------- ---------- -----------   ------------
Income (loss) before
 income taxes...............    (714,767)    16,530    (347,938)    (1,046,175)
Income tax expense
 (benefit)..................      (2,511)     5,748     (21,060)(C)    (17,823)
Minority interest...........        --        1,287                      1,287
                              ----------- ---------- -----------   ------------
Net income (loss)...........   ($712,256)    $9,495   ($326,878)   ($1,029,639)
                              =========== ========== ===========   ============

Basic earnings (loss)
 per share..................      ($4.48)     $0.78             (D)     ($6.05)
                              =========== ==========               ============
Dilutive earnings (loss)
 per share..................      ($4.48)     $0.73             (D)     ($6.05)
                              =========== ==========               ============
Average number of shares
 outstanding................     158,888     12,153                    170,166
                              =========== ==========               ============
Average number of shares
 outstanding assuming
 dilution ..................     158,888     12,947                    170,166
                              =========== ==========               ============

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Pro Forma Condensed Combined Consolidated
Statement of Operations (Unaudited)
September 30, 1999
(in thousands, except per share data)

                                  Three Month Period Ended September 30, 1999
                              -------------------------------------------------
                                                         Pro        Pro Forma
                                                        Forma          JDS
                                  JDS                  Adjust-       Uniphase
                               Uniphase      OCLI       ments        Combined
                              ----------- ---------- -----------   ------------

Net sales...................    $230,059    $89,864    ($37,476)(B)   $282,447
Cost of sales...............     125,214     63,191     (37,476)(B)    150,929
                              ----------- ---------- -----------   ------------
  Gross profit..............     104,845     26,673       --           131,518

Operating expenses:
  Research and development..      17,248      7,423       --            24,671
  Selling, general, and
   administrative...........      27,857      9,053         625 (A)     37,535
  Amortization of purchased
   intangibles..............     172,884        726      86,359 (A)    259,969
                              ----------- ---------- -----------   ------------
Total operating expenses....     217,989     17,202      86,984        322,175
                              ----------- ---------- -----------   ------------
Income (loss) from
 operations.................    (113,144)     9,471     (86,984)      (190,657)
Interest and other
 income, net................       5,488        246       --             5,734
                              ----------- ---------- -----------   ------------
Income (loss) before
 income taxes...............    (107,656)     9,717     (86,984)      (184,923)
Income tax expense
 (benefit)..................       6,264      3,498      (5,265)(C)      4,497
                              ----------- ---------- -----------   ------------
Net income (loss)...........   ($113,920)    $6,219    ($81,719)     ($189,420)
                              =========== ========== ===========   ============

Basic earnings (loss)
 per share..................      ($0.68)     $0.46             (D)     ($1.05)
                              =========== ==========               ============
Dilutive earnings (loss)
 per share..................      ($0.68)     $0.41             (D)     ($1.05)
                              =========== ==========               ============
Average number of shares
 outstanding................     168,465     13,643                    181,126
                              =========== ==========               ============
Average number of shares
 outstanding assuming
 dilution ..................     168,465     15,319                    181,126
                              =========== ==========               ============

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Pro Forma Condensed Combined Consolidated
Balance Sheet (Unaudited)
September 30, 1999
(in thousands)

                                                September 30, 1999
                              -------------------------------------------------
                                                                    Pro Forma
                                                      Pro Forma        JDS
                                  JDS                  Adjust-       Uniphase
                               Uniphase      OCLI       ments        Combined
                              ----------- ---------- -----------   ------------

Assets
Current assets:
  Cash and cash equivalents..   $495,613   $120,018     ($8,000)(A)   $607,631
  Short-term investments.....    463,631       --           --         463,631
  Accounts receivable........    140,175     37,651      (2,980)(B)    174,846
  Inventories................     98,034     23,454      (4,510)(B)    116,978
  Other current assets.......     21,260      9,195         --          30,455
                              ----------- ---------- -----------   ------------
     Total current assets....  1,218,713    190,318     (15,490)     1,393,541
Property, plant, and
  equipment, net.............    209,222    101,243      25,000 (A)    335,465
Intangible assets,
  including goodwill.........  3,311,309     28,784   2,528,645 (A)  5,868,738

Other assets.................      6,212      1,599         --           7,811
                              ----------- ---------- -----------   ------------
     Total assets............ $4,745,456   $321,944  $2,538,155     $7,605,555
                              =========== ========== ===========   ============

Liabilities and Stockholders'
Equity
Current liabilities:
  Notes payable..............      $ --      $4,790       $ --          $4,790
  Accounts payable...........     51,671      9,125      (2,980)(B)     57,816
  Other accrued expenses.....     97,113     22,271      (4,510)(B)    114,874
                              ----------- ---------- -----------   ------------
     Total current
       liabilities...........    148,784     36,186      (7,490)       177,480

Long-term debt...............       --       54,935                     54,935
Other non-current
 liabilities.................      8,295      3,056         --          11,351
Deferred tax liabilities.....    304,012      9,328     188,808 (C)    502,148

                                                       (218,439)(A)
                                                        (84,065)(A)
Stockholders' equity.........  4,284,365    218,439   2,659,341 (A)  6,859,641
                              ----------- ---------- -----------   ------------
     Total liabilities and
       stockholders' equity.. $4,745,456   $321,944  $2,538,155     $7,605,555
                              =========== ========== ===========   ============

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma
Condensed Combined Consolidated Financial Statements

(A) On November 3, 1999, OCLI agreed to merge with JDS Uniphase, in a transaction accounted for as a purchase. The total purchase price of $2.7 billion included consideration of 13.1 million shares of common stock, the assumption of 1.8 million stock options valued at $300.7 million and estimated direct costs of $8.0 million.

Of the total purchase price, $84.1 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to its non-recurring nature, the in-process research and development attributed to the OCLI transaction has been excluded in the pro forma statements of operations. OCLI's Telecommunications, Flex, Information Industries, and Applied Photonics divisions are currently developing new products and processes that qualify as in-process research and development, including:

  new wavelength division multiplexing products and processes to expand the information carrying capability of fiber optic telecommunication networks. The emerging opportunities in this rapidly growing market require extremely high precision interference coating deposition technology combined with advanced fiber optic assembly and testing technology;
  the development of products for the projection display market; and
  the development of state of the art coating products and processes.

These projects vary in terms of completion from one percent to 67 percent complete based on research and development costs expended to date relative to the expected remaining costs to reach technological feasibility. The expected completion dates of these projects range from January 2000 to February 2002.

(B) Reflects the elimination of sales and intercompany balances between JDS Uniphase and OCLI.

(C)The pro forma combined provisions for income taxes do not represent the amounts that would have resulted had JDS Uniphase and OCLI filed consolidated income tax returns during the periods presented. The provision for income tax includes the amortization of deferred tax liabilities originating from the transaction.

(D) The pro forma basic and dilutive net loss per share are based on the weighted average number of JDS Uniphase common shares outstanding during each period and the weighted average number of OCLI common shares outstanding multiplied by the exchange ratio. Dilutive securities including the replacement OCLI options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

Item 7. Financial Statements, Pro Forma Information and Exhibits (continued)

(c) Exhibits

The documents listed below have been filed by OCLI under the Exchange Act with the Commission and are incorporated herein by reference:

  OCLI's Quarterly Report on Form 10-Q for the quarter ended January 31, 1999;

  OCLI's Quarterly Report on Form 10-Q for the quarter ended April 30, 1999;

  OCLI's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS UNIPHASE CORPORATION

                                     /s/ Anthony R. Muller
                                     -----------------------------------
                                         Anthony R. Muller
                                         Senior Vice President
                                         of Finance and CFO

Date: November 30, 1999